Exhibit 11





                         HOMELAND BANKSHARES CORPORATION
                 STATEMENT RE COMPUTATION OF EARNINGS PER SHARE
                  YEARS ENDED DECEMBER 31, 1995, 1994, AND 1993






                                       1995          1994            1993
                                       ----          ----            ----

NET INCOME:                          $13,621,409    $12,260,897    $12,019,640
                                     ===========    ===========    ===========


PRIMARY EARNINGS PER SHARE:

   Weighted average shares
     outstanding                       5,738,830      5,723,888      5,678,174

   Net effect of the assumed exercise
     of stock options based on the
     treasury stock method using
     average market price                  6,006          8,245         20,290
                                     -----------    -----------    -----------
                                       5,744,836      5,732,133      5,698,464
                                     ===========    ===========    ===========

   Primary earnings per share        $      2.37    $      2.14    $      2.11
                                     ===========    ===========    ===========




FULLY DILUTED EARNINGS PER SHARE:

   Weighted average shares
     outstanding                       5,738,830      5,723,888       5,678,174

   Net effect of the assumed exercise
     of stock options based on the
     treasury stock method using
     average market price or market
     price at the end of the period,
     whichever is higher                  8,763           8,245          23,042
                                      ---------      ----------       ---------
                                      5,747,593       5,732,133       5,701,216
                                      =========      ==========       =========

   Fully diluted earnings per share  $     2.37      $     2.14       $    2.11
                                      =========      =========        =========